QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

Magna Entertainment Corp. 337 Magna Dr. Aurora, Ontario Canada L4G 7K1 Tel (905) 726-2462 Fax (905) 726-7167
PRESS RELEASE

MAGNA ENTERTAINMENT CORP.

ANNOUNCES RESULTS FOR THE THIRD QUARTER

ENDED SEPTEMBER 30, 2006

        November 1, 2006, Aurora, Ontario, Canada......Magna Entertainment Corp. ("MEC") (NASDAQ: MECA; TSX: MEC.A) today reported its financial results for the third quarter ended September 30, 2006.

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
	(unaudited)
Revenues(1)	$113,676	$78,812	$573,503	$486,466
Earnings (loss) before interest, taxes, depreciation and amortization ("EBITDA")(1)	$(21,078)	$(26,693)	$5,376	$(14,134)
Net income (loss)
Continuing operations	$(48,236)	$(43,389)	$(74,010)	$(66,233)
Discontinued operations(2)	(2,506)	8,853	(858)	673

Net loss	$(50,742)	$(34,536)	$(74,868)	$(65,560)

Diluted earnings (loss) per share
Continuing operations	$(0.45)	$(0.40)	$(0.69)	$(0.62)
Discontinued operations(2)	(0.02)	0.08	(0.01)	0.01

Diluted loss per share	$(0.47)	$(0.32)	$(0.70)	$(0.61)

All amounts are reported in U.S. dollars in thousands, except per share figures.

(1)
Revenues and EBITDA for all periods presented are from continuing operations only.

(2)
Discontinued operations for the three and nine months ended September 30, 2006 include the Magna Golf Club, the sale of which was completed on August 25, 2006 and the operations of a restaurant and related real estate in the United States, the sale of which was completed on May 26, 2006. Results for the three and nine months ended September 30, 2005 have been reclassified to reflect only continuing operations, reporting the Magna Golf Club and the operations of the restaurant and related real estate in the United States as noted above, Flamboro Downs, the sale of which was completed on October 19, 2005, and Maryland-Virginia Racing Circuit, Inc., the sale of which was completed on September 30, 2005, as discontinued operations.

        In announcing these results, Frank Stronach, Chairman and Interim Chief Executive Officer of MEC, remarked: "Our investments in AmTote International Inc. and Remington Park's casino facility contributed to a 44% increase in revenues from continuing operations this quarter. Given the seasonality of our business, the third quarter has traditionally been our least profitable quarter but we are encouraged that we have been able to improve EBITDA from continuing operations by $5.6 million this quarter. However, we remain burdened with too much debt and interest expense, which contributed to an increased net loss from continuing operations compared to the third quarter of 2005. While we made some progress on debt reduction in the third quarter with the sale of Magna Golf Club, we remain focused on reducing debt further. We expect that our balance sheet will be much stronger by year end as we reduce debt with proceeds from the sale of Fontana Golf Club and collection of the $175.0 million note from the sale of The Meadows, which is expected to occur by November 14, 2006."

        MEC also today announced that it has sold its interest in the entity that owns and operates the Fontana Golf Club located in Oberwaltersdorf, Austria to a subsidiary of Magna International Inc. for a sale value of Euros 30.0 million (U.S.$38.3 million). MEC will receive cash proceeds of approximately Euros 13.2 million (U.S.$16.9 million) and approximately Euros 16.8 million (U.S.$21.4 million) of debt has been assumed by the purchaser. In addition, a subsidiary of MI Developments Inc. will receive from MEC a fee of 1% of the net sale proceeds as consideration for waiving repayment rights under the MEC bridge loan agreement between MEC and a subsidiary of MI Developments Inc., made as of July 22, 2005, as amended. The sale was supervised by the Special Committee of MEC's board of directors, consisting of Jerry D. Campbell (Chairman), Louis E. Lataif and William J. Menear. The transaction was approved by MEC's board after a favorable recommendation of the Special Committee.

        Our racetracks operate for prescribed periods each year. As a result, our racing revenues and operating results for any quarter will not be indicative of our racing revenues and operating results for the year.

        Our financial results for the three and nine months ended September 30, 2006 reflect the full quarter's operations for all of MEC's racetracks and related pari-mutuel wagering operations. Discontinued operations for the three and nine months ended September 30, 2006 include the Magna Golf Club, the sale of which was completed on August 25, 2006 and the operations of a restaurant and related real estate in the United States, the sale of which was completed on May 26, 2006. Discontinued operations for the three and nine months ended September 30, 2005 include the Magna Golf Club and the operations of the restaurant and related real estate in the United States as noted above, as well as Flamboro Downs, the sale of which was completed on October 19, 2005, and Maryland-Virginia Racing Circuit, Inc., the sale of which was completed on September 30, 2005.

        Revenues were $113.7 million in the three months ended September 30, 2006, compared to $78.8 million in the three months ended September 30, 2005, an increase of $34.9 million or 44.2%. The increased revenues were primarily a result of:

  •
  Southern U.S. operations revenues above the prior year period by $14.5 million primarily due to gaming revenues at the Remington Park casino facility, which opened in November 2005;

  •
  California operations revenues above the prior year period by $13.1 million due to a change in the racing calendar at Golden Gate Fields, whereby there were 29 live race days in the three months ended September 30, 2006 compared to no live race days in the three months ended September 30, 2005;

  •
  Technology revenues above the prior year period by $7.0 million as a result of the acquisition of the remaining 70% equity investment in AmTote International Inc. in July 2006, the operations of which are now being consolidated into the Technology operations;

  •
  Maryland operations revenues above the prior year period by $1.2 million due to increased food and beverage revenues from Maryland Turf Caterers, the food and beverage operations at Laurel Park and Pimlico, which was acquired in September 2005. These operations are now being consolidated into the Maryland operations, whereas previously the operations were accounted for on an equity basis;

  •
  European operations revenues above the prior year period by $0.9 million due to increased wagering revenues at MagnaBet™, our European account wagering platform; partially offset by

  •
  Northern U.S. operations below the prior year period by $1.6 million due to $1.3 million of revenue recognized in the prior year period relating to the sale of a lease right in our Oregon operations.

        Revenues were $573.5 million in the nine months ended September 30, 2006, an increase of $87.0 million or 17.9% compared to $486.5 million for the nine months ended September 30, 2005. The increased revenues in the nine months ended September 30, 2006 compared to the prior year comparative period are primarily due to the same factors noted above for the three months ended September 30, 2006, but also includes increased attendance, handle and wagering revenues at Santa Anita Park as a result of better weather and more effective marketing efforts, increased revenues in our Florida operations due to the opening of the new clubhouse facility at Gulfstream Park and increased wagering revenues at Laurel Park as a result of additional live race days and increased average field size.

        EBITDA loss of $21.1 million in the three months ended September 30, 2006 improved $5.6 million or 21.0% over the three months ended September 30, 2005 and is impacted by the following:

  •
  Southern U.S. operations above the prior year period by $3.4 million due to the opening of the casino facility at Remington Park in November 2005, which contributed $3.7 million in EBITDA this quarter;

  •
  California operations above the prior year period by $3.3 million due to a change in the racing calendar at Golden Gate Fields as noted previously;

2

  •
  European operations above the prior year by $1.9 million due to increased wagering revenues at MagnaBet™ and cost reduction initiatives at all European operations; partially offset by

  •
  Northern U.S. operations below the prior year period by $1.7 million due to $1.3 million of revenue recognized in the prior year with respect to the sale of a lease right in our Oregon operations; and

  •
  Predevelopment, pre-opening and other costs above the prior year period by $0.9 million primarily due to increased spending at Thistledown related to the referendum question on a constitutional amendment with respect to gaming, which will be submitted to the voters at the November 2006 general election.

        EBITDA of $5.4 million for the nine months ended September 30, 2006 increased $19.5 million or 138.0% from a loss of $14.1 million in the nine months ended September 30, 2005. The improvement in EBITDA is primarily a result of the same factors noted above which affected EBITDA in the third quarter combined with improvements at Santa Anita Park due to increased attendance, handle and wagering revenue and in our Florida operations with the opening of our new clubhouse facility at Gulfstream Park and declines in our predevelopment, pre-opening and other costs due to timing of activities partially offset by increased Corporate costs due to severance costs and increased professional fees, stock-based compensation expense and bank charges as well as declines in our technology operations with adjustments recorded at XpressBet® in the current year related to asset write-offs and increased accruals.

        Net loss from continuing operations for the three months ended September 30, 2006 was $48.2 million, compared to a net loss of $43.4 million in the three months ended September 30, 2005. The increased net loss is due to increased interest expense on our Gulfstream Park and Remington Park project financings and bridge loan facility with a subsidiary of our parent company, MI Developments Inc., and increased depreciation expense primarily as a result of the opening of the new clubhouse facility at Gulfstream Park in the first quarter of 2006 and the opening of the Remington Park casino facility in November 2005. Net loss from continuing operations in the nine months ended September 30, 2006 of $74.0 million increased from a net loss of $66.2 million in the nine months ended September 30, 2005 as EBITDA improvements in the period were offset by increased interest and depreciation for reasons noted above.

        In the three months ended September 30, 2006, cash used in operations before changes in non-cash working capital was $30.2 million, compared to $30.7 million in the three months ended September 30, 2005, primarily due to the increased net loss in the current year period, partially offset by an increase in items not involving current cash flows. Total cash used in investing activities during the three months ended September 30, 2006 was $20.7 million, which included real estate property and fixed asset additions of $12.8 million and $9.3 million on the acquisition of AmTote International Inc., partially offset by $1.5 million of proceeds received on the disposal of real estate properties, fixed and other assets. Total cash provided from financing activities in the three months ended September 30, 2006 was $27.2 million, which included $18.1 million of cash proceeds on increased bank indebtedness, $6.9 million from the issuance of long-term debt and $6.3 million received from long-term debt with our parent, partially offset by repayments of long-term debt of $2.5 million and repayment of long-term debt with our parent of $1.6 million.

        We will hold a conference call to discuss our third quarter results on Thursday, November 2, 2006 at 10:00 a.m. Eastern Standard time. The number to use for this call is 1-877-871-4098. Please call 10 minutes prior to the start of the conference call. The dial-in number for overseas callers is 416-620-8834. Blake Tohana, Executive Vice-President and Chief Financial Officer of MEC, will chair the conference call. We will also be webcasting the conference call at www.magnaentertainment.com. If you have any teleconferencing questions, please call Karen Richardson at 905-726-7465.

        MEC, North America's number one owner and operator of horse racetracks, based on revenues, acquires, develops, and operates horse racetracks and related casino and pari-mutuel wagering operations, including off-track betting facilities. Additionally, MEC owns and operates XpressBet®, a national Internet and telephone account wagering system, and Horse Racing TV™, a 24-hour horse racing television network.

        This press release contains "forward-looking statements" within the meaning of applicable securities legislation, including the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These forward-looking statements may include, among others, statements regarding: our strategies

3

and plans; the potential impact of the sale of the Fontana Golf Club will have on our level of debt and our balance sheet in turn; expectations as to financing and liquidity requirements and arrangements; expectations as to operational improvements; expectations as to cost savings, revenue growth and earnings; the time by which certain redevelopment projects, transactions or other objectives will be achieved; estimates of costs relating to environmental remediation and restoration; proposed new racetracks or other developments, products and services; expectations as to the timing and receipt of government approvals and regulatory changes in gaming and other racing laws and regulations; expectations that claims, lawsuits, environmental costs, commitments, contingent liabilities, labor negotiations or agreements, or other matters will not have a material adverse effect on our consolidated financial position, operating results, prospects or liquidity; projections, predictions, expectations, estimates, beliefs or forecasts as to our financial and operating results and future economic performance; and other matters that are not historical facts.

        Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such performance or results will be achieved. Undue reliance should not be placed on such statements. Forward-looking statements are based on information available at the time and/or management's good faith assumptions and analyses made in light of our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control, that could cause actual events or results to differ materially from such forward-looking statements. Factors that could cause actual results to differ materially from our forward-looking statements include, but may not be limited to, material adverse changes: in general economic conditions, the popularity of racing and other gaming activities as recreational activities, the regulatory environment affecting the horse racing and gaming industries, and our ability to develop, execute or finance our strategies and plans within expected timelines or budgets. In drawing conclusions set out in our forward-looking statements above, we have assumed, among other things, that there will not be any material adverse changes: in general economic conditions, the popularity of horse racing and other gaming activities, the regulatory environment, and our ability to develop, execute or finance our strategies and plans as anticipated.

        Forward-looking statements speak only as of the date the statements were made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

For more information contact:

Blake Tohana
Executive Vice-President
and Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, ON L4G 7K1
Tel: 905-726-7493

4

Magna Entertainment Corp. 337 Magna Dr. Aurora, Ontario Canada L4G 7K1 Tel (905) 726-2462 Fax (905) 726-7167
PRESS RELEASE

MAGNA ENTERTAINMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)
(U.S. dollars in thousands, except per share figures)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
	(restated—note 5)		(restated—note 5)
Revenues
Racing and gaming
Pari-mutuel wagering	$70,761	$59,411	$425,801	$398,647
Gaming	13,565	—	43,054	—
Non-wagering	26,985	16,798	96,673	78,408

	111,311	76,209	565,528	477,055

Real estate and other
Golf and other	2,365	2,603	7,975	9,411

	113,676	78,812	573,503	486,466

Costs and expenses
Racing and gaming
Pari-mutuel purses, awards and other	43,045	36,877	265,674	246,441
Gaming taxes, purses and other	6,532	—	20,898	—
Operating costs	60,883	48,615	215,385	192,083
General and administrative	18,020	14,820	52,249	46,725

	128,480	100,312	554,206	485,249

Real estate and other
Operating costs	1,277	2,133	5,754	6,767
General and administrative	238	90	524	302

	1,515	2,223	6,278	7,069

Predevelopment, pre-opening and other costs	4,324	3,465	7,418	9,294
Depreciation and amortization	11,572	9,500	32,165	27,983
Interest expense, net	16,576	8,532	45,989	23,267
Equity loss (income)	435	(495)	225	(1,012)

	162,902	123,537	646,281	551,850

Loss from continuing operations before income taxes	(49,226)	(44,725)	(72,778)	(65,384)
Income tax expense (benefit)	(990)	(1,336)	1,232	849

Net loss from continuing operations	(48,236)	(43,389)	(74,010)	(66,233)
Net income (loss) from discontinued operations	(2,506)	8,853	(858)	673

Net loss	(50,742)	(34,536)	(74,868)	(65,560)
Other comprehensive income (loss)
Foreign currency translation adjustment	(706)	2,041	6,572	(12,219)
Change in fair value of interest rate swap	(133)	149	(33)	406

Comprehensive loss	$(51,581)	$(32,346)	$(68,329)	$(77,373)

Earnings (loss) per share for Class A Subordinate
Voting Stock or Class B Stock:
Basic and Diluted
Continuing operations	$(0.45)	$(0.40)	$(0.69)	$(0.62)
Discontinued operations	(0.02)	0.08	(0.01)	0.01

Loss per share	$(0.47)	$(0.32)	$(0.70)	$(0.61)

Average number of shares of Class A Subordinate
Voting Stock or Class B Stock outstanding during the period (in thousands):
Basic and Diluted	107,498	107,359	107,445	107,355

MAGNA ENTERTAINMENT CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)
(U.S. dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
	(restated—note 5)		(restated—note 5)
Cash provided from (used for):
Operating activities
Net loss from continuing operations	$(48,236)	$(43,389)	$(74,010)	$(66,233)
Items not involving current cash flows	18,049	12,733	48,820	28,012

	(30,187)	(30,656)	(25,190)	(38,221)
Changes in non-cash working capital balances	5,151	2,747	(15,292)	(7,612)

	(25,036)	(27,909)	(40,482)	(45,833)

Investing activities
Acquisition of business, net of cash acquired	(9,347)	—	(9,347)	—
Real estate property and fixed asset additions	(12,826)	(36,537)	(68,964)	(82,764)
Other asset disposals (additions)	804	13	(61)	(464)
Proceeds on disposal of real estate properties and fixed assets	653	772	3,478	4,403
Proceeds on real estate sold to a related party	—	—	5,578	1,400

	(20,716)	(35,752)	(69,316)	(77,425)

Financing activities
Net increase in bank indebtedness	18,129	1,300	12,629	800
Proceeds from advances and long-term debt with parent	6,272	56,004	66,849	76,100
Repayment of advances and long-term debt with parent	(1,600)	—	(3,400)	—
Issuance of long-term debt	6,927	—	12,134	—
Repayment of long-term debt	(2,501)	(7,733)	(14,422)	(11,200)

	27,227	49,571	73,790	65,700

Effect of exchange rate changes on cash and cash equivalents	(258)	(380)	(65)	(251)

Net cash flows used for continuing operations	(18,783)	(14,470)	(36,073)	(57,809)
Net cash flows provided from discontinued operations	13,946	5,222	16,145	33,402

Net decrease in cash and cash equivalents during the period	(4,837)	(9,248)	(19,928)	(24,407)
Cash and cash equivalents, beginning of period	35,791	44,846	50,882	60,005

Cash and cash equivalents, end of period	$30,954	$35,598	$30,954	$35,598

MAGNA ENTERTAINMENT CORP.

CONSOLIDATED BALANCE SHEETS
(REFER TO NOTE 1 — GOING CONCERN)

(Unaudited)
(U.S. dollars and share amounts in thousands)

	September 30, 2006	December 31, 2005
	(restated—notes 4 and 5)
ASSETS
Current assets:
Cash and cash equivalents	$30,954	$50,882
Restricted cash	31,940	24,776
Accounts receivable	45,103	51,584
Income taxes receivable	—	399
Prepaid expenses and other	19,950	7,021
Assets held for sale	79,538	79,312
Discontinued operations	—	904

	207,485	214,878

Real estate properties, net	930,570	908,957
Fixed assets, net	87,885	58,513
Racing licenses	109,868	109,868
Other assets, net	10,868	14,024
Future tax assets	46,466	44,918
Discontinued operations	—	63,486

	$1,393,142	$1,414,644

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank indebtedness	$39,929	$30,260
Accounts payable	58,253	62,617
Accrued salaries and wages	7,769	8,160
Customer deposits	2,374	2,549
Other accrued liabilities	58,222	67,485
Income taxes payable	1,834	—
Long-term debt due within one year	73,517	34,262
Due to parent	100,638	72,060
Deferred revenue	6,430	6,789
Liabilities related to assets held for sale	28,772	27,737
Discontinued operations	—	12,281

	377,738	324,200

Long-term debt	127,558	157,270
Long-term debt due to parent	164,323	113,500
Convertible subordinated notes	221,164	220,347
Other long-term liabilities	2,923	2,812
Future tax liabilities	103,182	101,301
Discontinued operations	—	35,620

	996,888	955,050

Shareholders' equity:
Class A Subordinate Voting Stock
(Issued: 2006 — 49,038; 2005 — 48,895)	319,015	318,105
Class B Stock
(Issued: 2006 and 2005 — 58,466)	394,094	394,094
Contributed surplus	20,826	17,943
Other paid-in-capital	1,196	—
Deficit	(383,815)	(308,947)
Accumulated comprehensive income	44,938	38,399

	396,254	459,594

	$1,393,142	$1,414,644

MAGNA ENTERTAINMENT CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)
(all amounts in U.S. dollars unless otherwise noted and all tabular amounts in thousands, except per share figures)

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Going Concern

  These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. The Company has a working capital deficiency of $170.3 million as at September 30, 2006. Accordingly, the Company's ability to continue as a going concern is in substantial doubt and is dependent on the Company generating cash flows that are adequate to sustain the operations of the business, renew or extend current financing arrangements and maintain its obligations with respect to secured and unsecured creditors, none of which is assured. On November 9, 2005, the Company announced that it had entered into a share purchase agreement with PA Meadows, LLC and a fund managed by Oaktree Capital Management, LLC (together, "Millennium-Oaktree") providing for the acquisition by Millennium-Oaktree of all of the outstanding shares of the Company's wholly-owned subsidiaries through which the Company owned and operated The Meadows, a standardbred racetrack in Pennsylvania. The share purchase agreement was amended on July 26, 2006 (refer to Note 4(b)) to reflect the issuance of two notes representing the purchase price in the amounts of $175.0 million (the "First Note") and $25.0 million (the "Second Note"). On September 27, 2006, the Pennsylvania Gaming Control Board ("PGCB") granted approval to Washington Trotting Association, Inc. of a Conditional Category 1 Gaming License (the "Gaming License"). The First Note is expected to be repaid by November 14, 2006. Funds received on the repayment of the First Note will be used to repay the bridge loan with the Company's parent, MI Developments Inc. ("MID"), which matures on December 5, 2006 and will also be used to repay, in part, the Company's senior secured credit facility, which currently matures on November 6, 2006, unless further extended with the consent of both parties and will also be used to repay $2.0 million of the BE&K, Inc. construction loan. The Company is also continuing to pursue other funding sources in connection with the previously announced Recapitalization Plan, which may include further asset sales, partnerships and raising capital through equity offerings. However, the successful realization of these efforts is not determinable at this time. These financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and, therefore, be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying unaudited financial statements.

  Basis of Presentation

  The accompanying unaudited consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from estimates. In the opinion of management, all adjustments, which consist of normal and recurring adjustments, necessary for fair presentation have been included. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 2005.

  Seasonality

  The Company's racing business is seasonal in nature. The Company's racing revenues and operating results for any quarter will not be indicative of the racing revenues and operating results for the year. The Company's racing operations have historically operated at a loss in the second half of the year, with the third quarter generating the largest operating loss. This seasonality has resulted in large quarterly fluctuations in revenue and operating results.

  Impact of Recently Issued Accounting Standards

  Under Staff Accounting Bulletin 74, the Company is required to disclose certain information related to new accounting standards, which have not yet been adopted due to delayed effective dates.

  In June 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the Company's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes", and prescribes a minimum recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax provision taken or expected to be taken in a tax return. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The Company is currently reviewing FIN 48, but has not yet determined the impact on the Company's financial statements.

  In September 2006, the FASB issued Statement of Financial Accounting Standard ("SFAS") No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for the fiscal years beginning after November 15, 2007. The Company is currently reviewing SFAS 157, but has not yet determined the impact on the Company's financial statements.

  In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" ("SFAS 158"). SFAS 158 requires employers to fully recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability on their financial statements, recognize changes in that funded status in the year in which the changes occur through comprehensive income and disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. The disclosure provisions of SFAS 158 are effective for fiscal years ending after December 15, 2006, but before June 16, 2007 and the measurement provisions of SFAS 158 are effective for fiscal years ending after December 15, 2008. The Company is currently reviewing SFAS 158, but has not yet determined the impact on the Company's financial statements.

  Comparative Amounts

  Certain of the comparative amounts have been reclassified to reflect discontinued operations and changes in assets held for sale.

2.     ACCOUNTING CHANGE

  Prior to January 1, 2006, the Company accounted for stock-based compensation under the recognition and measurement provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations, as permitted by SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). No stock-based compensation expense was recognized in the accompanying unaudited consolidated statements of operations and comprehensive loss related to stock options for the three and nine months ended September 30, 2005 as all options granted had an exercise price no less than the fair market value of the Company's Class A Subordinate Voting Stock at the date of grant.

  Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), "Share-Based Payment" ("SFAS 123 (R)"), using the modified-prospective method. Under the modified-prospective method, compensation expense recognized in the three and nine months ended September 30, 2006, includes: (a) compensation expense for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation expense for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). Results for the three and nine months ended September 30, 2005, have not been restated.

  The Company's net loss from continuing operations and net loss for the three months ended September 30, 2006 would have been $48.1 million and $50.6 million, respectively, if the Company had not adopted SFAS 123(R) on January 1, 2006 and continued to account for share-based compensation under APB Opinion No. 25 compared to reported net loss from continuing operations and net loss of $48.2 million and $50.7 million, respectively and basic and diluted loss per share of $0.47 for the three months ended September 30, 2006 would have remained unchanged.

  The Company's net loss from continuing operations and net loss for the nine months ended September 30, 2006 would have been $72.8 million and $73.7 million, respectively, if the Company had not adopted SFAS 123(R) on January 1, 2006 and continued to account for share-based compensation under APB Opinion No. 25 compared to reported net loss from continuing operations and net loss of $74.0 million and $74.9 million, respectively and basic and diluted loss per share for the nine months ended September 30, 2006 would have been $0.69, compared to a reported basic and diluted loss per share of $0.70.

  As a result of the adoption of SFAS 123(R), for the three and nine months ended September 30, 2006, the Company recognized $0.1 million and $1.2 million, respectively, of stock-based compensation expense related to stock options which has been recorded on the accompanying unaudited consolidated balance sheets as "other paid-in-capital". The Company has estimated a nominal annual effective tax rate for the entire year (refer to Note 6) and accordingly has applied this effective tax rate to the stock-based compensation expense recognized for the three and nine months ended September 30, 2006, resulting in a nominal income tax impact related to stock-based compensation expense.

  The pro-forma impact on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based compensation for the three and nine months ended September 30, 2005 is as follows:

	Three months ended September 30, 2005	Nine months ended September 30, 2005
Net loss, as reported	$(34,536)	$(65,560)
Pro-forma stock compensation expense determined under the fair value method, net of tax	(15)	(611)

Pro-forma net loss	$(34,551)	$(66,171)

Loss per share
Basic — as reported	$(0.32)	$(0.61)
Basic — pro-forma	$(0.32)	$(0.62)

Diluted — as reported	$(0.32)	$(0.61)
Diluted — pro-forma	$(0.32)	$(0.62)

3.     ACQUISITION

  On August 22, 2003, MEC Maryland Investments Inc. ("MEC Maryland"), a wholly-owned subsidiary of the Company, acquired a 30% equity interest in AmTote International, Inc. ("AmTote") for a total cash purchase price, including transaction costs, of $4.3 million. MEC Maryland had a purchase option (the "First Option") to acquire an additional 30% equity interest in AmTote, exercisable at any time during the three year period commencing after the date of acquisition. If MEC Maryland exercised the First Option, it had a second purchase option (the "Second Option") to acquire the remaining 40% equity interest in AmTote, exercisable at anytime during the three year period commencing after the date that the First Option was exercised. In addition, in the event the holders of the AmTote shares exercised their put option within 120 days of the exercise date of the First Option, MEC Maryland could have been required to purchase the remaining 40% equity interest on 60 days notice.

  On July 26, 2006, MEC Maryland acquired the remaining 70% equity interest of AmTote for a total cash purchase price of $9.3 million, including transaction costs of $0.1 million, net of cash acquired of $5.5 million. AmTote is a leading provider of totalisator services to the North American pari-mutuel industry with service contracts with over 70 North American racetracks and other wagering entities.

  The purchase price, has been allocated to the assets and liabilities acquired as follows:

Non-cash working capital	$1,203
Fixed assets	12,008
Other assets	127
Goodwill	683
Long-term debt	(1,470)
Other long-term liabilities	(980)
Future tax liabilities	(2,224)

Net assets acquired and total purchase price, net of cash acquired	$9,347

  The purchase price allocation for this acquisition is preliminary and may be adjusted further as a result of obtaining additional information regarding preliminary estimates of fair values made at the date of purchase.

4.     ASSETS HELD FOR SALE

  (a)
  On November 3, 2005, the Company announced that one of its subsidiaries that owns approximately 157 acres of excess real estate in Palm Beach County, Florida had entered into an agreement to sell the real property to Toll Bros., Inc. (the "purchaser"), a Pennsylvania real estate development company for $51.0 million in cash. The proposed sale was subject to the completion of due diligence by the purchaser by April 3, 2006 and a closing by April 28, 2006. On April 3, 2006, the Company announced the termination of the sale agreement and, as such, the purchaser was not proceeding with the proposed sale as stipulated in the agreement. Upon termination of this agreement, a mortgage in favor of MID was registered against the property under the terms of the bridge loan. The Company is considering its options with respect to this property. The Company has determined that the plan of sale criteria under SFAS No.144, "Accounting for Impairment or Disposal of Long-Lived Assets", are no longer met and accordingly, the property has been reclassified to reflect the carrying amount of the property in "real estate properties, net" rather than in "assets held for sale" on the accompanying unaudited consolidated balance sheets.

  (b)
  On November 9, 2005, the Company announced that it had entered into a share purchase agreement (the "Initial SPA") with PA Meadows, LLC, a company jointly owned by William Paulos and William Wortman, controlling shareholders of Millennium Gaming, Inc. and a fund managed by Oaktree Capital Management, LLC ("Oaktree" and together, with PA Meadows, LLC, "Millennium-Oaktree"), providing for the acquisition by Millennium-Oaktree of all of the outstanding shares of Washington Trotting Association, Inc., Mountain Laurel Racing, Inc. and MEC Pennsylvania Racing, Inc. (collectively "The Meadows Entities"), each wholly-owned subsidiaries of the Company, through which the Company owned and operated The Meadows, a standardbred racetrack in Pennsylvania. On July 26, 2006, the Company announced that it had entered into an amended share purchase agreement, which modifies the Initial SPA with respect to the sale of The Meadows. As a result of regulatory requirements relating to the approval of the issuance of a gaming license by the PGCB, as well as significant changes in the economic and regulatory environment in Pennsylvania since the date of the Initial SPA, including regulations adopted by the Pennsylvania Department of Revenue in respect of the amount of local share assessment taxes payable to North Strabane Township and Washington County, the parties agreed to revise the terms of the Initial SPA. The $225.0 million purchase price in the Initial SPA, which included a $39.0 million holdback, was reduced to $200.0 million, with a $25.0 million holdback payable to the Company over a five-year period, subject to offset for certain indemnification obligations. In exchange for the shares of The Meadows Entities, the Company received two notes representing the purchase price in the amounts of $175.0 million (the "First Note") and $25.0 million (the "Second Note"). On September 27, 2006, the PGCB granted approval to Washington Trotting Association, Inc. of a Conditional Category 1 Gaming License. The First Note is expected to be repaid by November 14, 2006. Due to regulatory issues relating to the approval of the Gaming License, the parties have agreed to modify the terms of the Second Note. The amount of the Second Note will remain intact, however, the Company has agreed to release the security requirement for the holdback amount, defer subordinate payments under the holdback and defer receipt of holdback payments until the opening of the permanent casino at The Meadows, in exchange for Millennium-Oaktree providing an additional $25.0 million of equity support for PA Meadows, LLC. If the First Note is not repaid by November 2, 2006, the Company retains the right, from November 3, 2006 until such payment, to cancel the two notes and effect the return to the Company of the shares of The Meadows Entities. Concurrently with entering into the amended share purchase agreement, the parties entered into a racing services agreement whereby the Company will continue to manage the racing operations at The Meadows, on behalf of Millennium-Oaktree, for at least five years.

  (c)
  The Company's assets held for sale and related liabilities as at September 30, 2006 and December 31, 2005 are shown below. All assets held for sale and related liabilities have been classified as current at September 30, 2006 and December 31, 2005 as the assets and related liabilities described in section (b) above are expected to be sold within one year from the balance sheet date.

	September 30, 2006	December 31, 2005
ASSETS
Current assets:
Restricted cash	$480	$443
Accounts receivable	437	450
Income taxes receivable	614	857
Prepaid expenses and other	898	969
Real estate properties, net	16,485	16,154
Fixed assets, net	1,691	1,576
Racing license	58,266	58,266
Other assets, net	200	200
Future tax assets	467	397

	$79,538	$79,312

LIABILITIES
Current liabilities:
Accounts payable	$1,341	$2,012
Accrued salaries and wages	253	44
Other accrued liabilities	647	623
Deferred revenue	13	312
Future tax liabilities	26,518	24,746

	$28,772	$27,737

  (d)
  In accordance with the terms of the senior secured revolving credit facility and the Company's bridge loan agreement with MID, the Company is required to use the net proceeds from the sale of The Meadows, as described in section (b) above, to fully pay down principal amounts outstanding under the bridge loan and to permanently pay down $39.0 million of the principal amounts outstanding under the senior secured revolving credit facility. The Company is also required to repay $2.0 million of the BE&K, Inc. construction loan within 30 days after the collection of the First Note.

5.     DISCONTINUED OPERATIONS

  (a)
  On August 25, 2006, a wholly-owned subsidiary of the Company completed the sale of the Magna Golf Club located in Aurora, Ontario to Magna International Inc. ("Magna"), a related party, for cash consideration of Cdn. $51.8 million (U.S. $46.4 million), net of transaction costs, subject to various closing adjustments. The Company recognized an impairment loss of $1.2 million at the date of disposition equal to the excess of the Company's carrying value of the assets disposed over their fair values at the date of disposition. Of the sale proceeds, Cdn. $32.6 million (U.S. $29.3 million) was used to pay all amounts owing under certain loan agreements with Bank Austria Creditanstalt AG related to the Magna Golf Club. In addition, a subsidiary of MID received a fee of Cdn. $0.2 million (1% of the net sale proceeds) as consideration for waiving repayment rights under the bridge loan agreement with MID.

  (b)
  On May 26, 2006, the Company completed the sale of a restaurant and related real estate in the United States and received cash consideration of $2.0 million, net of transaction costs, and recognized a gain on disposition of approximately $1.5 million.

  (c)
  On August 16, 2005, the Company and Great Canadian Gaming Corporation ("GCGC") entered into a share purchase agreement under which GCGC acquired all of the outstanding shares of Ontario Racing, Inc. ("ORI"). Required regulatory approval for the sale transaction was obtained on October 17, 2005 and the Company completed the transaction on October 19, 2005. On closing, GCGC paid Cdn. $50.7 million (U.S.$43.1 million) and U.S. $23.6 million, in cash and assumed ORI's existing debt.

  (d)
  On August 18, 2005, three subsidiaries of the Company entered into a share purchase agreement with Colonial Downs, L.P. ("Colonial LP") pursuant to which Colonial LP purchased all of the outstanding shares of Maryland-Virginia Racing Circuit, Inc. ("MVRC"). MVRC was an indirect subsidiary of the Company that managed the operations of Colonial Downs, a thoroughbred and standardbred horse racetrack located in New Kent, Virginia, pursuant to a management agreement with Colonial LP, the owner of Colonial Downs. Required regulatory approval for the sale transaction was obtained on September 28, 2005 and the Company completed the transaction on September 30, 2005. On closing, the Company received cash consideration of $6.8 million, net of transaction costs, and a one-year interest-bearing note in the principal amount of $3.0 million, which was repaid as at September 30, 2006.

  (e)
  The Company's results of operations and cash flows related to discontinued operations for the three and nine months ended September 30, 2006 and 2005 is as follows:

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Results of Operations
Revenues	$2,733	$11,758	$9,676	$32,469
Costs and expenses	2,076	8,491	6,475	23,256

	657	3,267	3,201	9,213
Depreciation and amortization	286	669	1,133	2,001
Interest expense, net	294	1,017	1,086	2,700
Impairment loss recorded on disposition	1,202	—	1,202	—
Write-down of racing license	—	—	—	12,290

Income (loss) before gain on disposition	(1,125)	1,581	(220)	(7,778)
Gain on disposition	—	9,837	1,495	9,837

Income (loss) before income taxes	(1,125)	11,418	1,275	2,059
Income tax expense	1,381	2,565	2,133	1,386

Net income (loss)	$(2,506)	$8,853	$(858)	$673

Cash Flows
Operating activities	$(5,852)	$(889)	$(1,509)	$1,667
Investing activities	46,497	6,738	48,157	6,577
Financing activities	(26,699)	—	(30,503)	25,501

Net cash flows during the period from operations	13,946	5,849	16,145	33,745
Payments to MEC's continuing operations	(13,946)	(5,222)	(16,145)	(33,402)

Net increase in cash and cash equivalents during the period	—	627	—	343
Cash and cash equivalents, beginning of period	—	352	—	636

Cash and cash equivalents, end of period	$—	$979	$—	$979

  The Company's assets and liabilities related to discontinued operations as at September 30, 2006 and December 31, 2005 are as follows:

	September 30, 2006	December 31, 2005
ASSETS
Current assets:
Accounts receivable	$—	$334
Prepaid expenses and other	—	570

	—	904

Real estate properties, net	—	51,492
Fixed assets, net	—	3,503
Other assets, net	—	952
Future tax assets	—	7,539

	—	63,486

	$—	$64,390

LIABILITIES
Current liabilities:
Accounts payable	$—	$765
Accrued salaries and wages	—	94
Other accrued liabilities	—	1,402
Income taxes payable	—	4,192
Long-term debt due within one year	—	3,771
Deferred revenue	—	2,057

	—	12,281

Long-term debt	—	25,560
Other long-term liabilities	—	10,060

	—	35,620

	$—	$47,901

6.     INCOME TAXES

  In accordance with U.S. GAAP, the Company estimates its annual effective tax rate at the end of each of the first three quarters of the year, based on current facts and circumstances. The Company has estimated a nominal annual effective tax rate for the entire year and accordingly has applied this effective tax rate to the loss from continuing operations before income taxes for the three and nine months ended September 30, 2006 and 2005, resulting in an income tax recovery of $1.0 million and $1.3 million for the three months ended September 30, 2006 and 2005, respectively, and an income tax expense of $1.2 million and $0.8 million for the nine months ended September 30, 2006 and 2005, respectively. The income tax expense for the nine months ended September 30, 2006 and 2005 primarily represents income tax expense recognized from certain of the Company's U.S. operations that are not included in the Company's U.S. consolidated income tax return.

7.     BANK INDEBTEDNESS

  (a)
  On July 26, 2006, the Company amended and extended its senior secured revolving credit facility. The maturity date was extended from July 31, 2006 to November 6, 2006, unless further extended with the consent of both parties, and the maximum permitted borrowings for general corporate purposes was increased to $50.0 million. The facility was also amended to provide for an additional $14.0 million to finance the Company's purchase of the remaining 70% equity interest of AmTote (refer to Note 3). The amendment requires that the Company repay $39.0 million upon closing of the sale of The Meadows, after repaying the MID bridge loan. The credit facility is available by way of U.S. dollar loans and letters of credit. Loans under the facility are secured by a first charge on the assets of Golden Gate Fields and a second charge on the assets of Santa Anita Park, and are guaranteed by certain subsidiaries of the Company. In addition, the Company has pledged the shares of its wholly-owned subsidiary that owns AmTote. At September 30, 2006, the Company had borrowings of $39.9 million (December 31, 2005 — $27.3 million), had issued letters of credit totaling $23.5 million (December 31, 2005 — $21.7 million) and had permanently repaid principal amounts outstanding of $0.3 million under the credit facility, such that $0.3 million was unused and available.

    The loans under the facility bear interest at either the U.S. Base rate plus 3% or the London Interbank Offered Rate ("LIBOR") plus 4%. The weighted average interest rate on the loans outstanding under the credit facility as at September 30, 2006 was 9.5% (December 31, 2005 — 9.3%).

  (b)
  On July 31, 2006, one of the Company's European subsidiaries amended and extended its bank term line of credit of Euros 2.5 million and its bank term loan of Euros 2.9 million. The amendments to the agreement included converting the two facilities into one bank term loan, requiring the repayment of Euros 0.9 million on July 31, 2006, extending the term to July 31, 2007 and requiring a further repayment of Euros 0.7 million on January 31, 2007. The bank term loan bears interest at the Euro Overnight Index Average ("EONIA") rate plus 1.1% per annum (September 30, 2006 — 4.23%). A European subsidiary has provided two first mortgages on real estate as security for this bank term loan. At September 30, 2006, the amount outstanding under the fully drawn bank term loan is Euros 4.5 million (U.S. $5.7 million).

8.     LONG-TERM DEBT

  On November 17, 2005, a subsidiary of the Company entered into a loan agreement with BE&K, Inc., the parent company of Suitt Construction Co. Inc., the general contractor for the reconstruction of the racetrack facilities at Gulfstream Park, for a loan of up to $13.5 million to assist in the financing of costs as a result of additional material and labor costs and changes in scope of work related to the reconstruction. The loan agreement was amended on June 30, 2006, and the loan amount was increased to $16.6 million. The loan matures on April 14, 2007 and may be extended at the lender's option to July 31, 2008. The loan bears interest at the U.S. prime rate plus 0.40% per annum (September 30, 2006 — 8.65%) and may be repaid at any time, in whole or in part, without penalty. Loans under the facility are secured by a mortgage over land in Ocala, Florida and a guarantee of $5.0 million by the Company. The Company is required to repay $2.0 million upon closing of the sale of The Meadows, after repaying the MID bridge loan and the $39.0 million required under the senior secured revolving credit facility, within 30 days after the collection of the First Note on the sale of The Meadows. At September 30, 2006, $12.2 million is outstanding under the loan facility.

9.     CAPITAL STOCK AND LONG-TERM INCENTIVE PLAN

  (a)
  Capital Stock

    Changes in the Class A Subordinate Voting Stock and Class B Stock for the three and nine months ended September 30, 2006 are shown in the following table (number of shares and stated value have been rounded to the nearest thousand):

	Class A Subordinate Voting Stock		Class B Stock		Total
	Number of Shares	Stated Value	Number of Shares	Stated Value	Number of Shares	Stated Value
Issued and outstanding at December 31, 2005	48,895	$318,105	58,466	$394,094	107,361	$712,199
Issued under the Long-term Incentive Plan	100	680	—	—	100	680

Issued and outstanding at March 31, 2006	48,995	318,785	58,466	394,094	107,461	712,879
Issued under the Long-term Incentive Plan	4	24	—	—	4	24

Issued and outstanding at June 30, 2006	48,999	318,809	58,466	394,094	107,465	712,903
Issued under the Long-term Incentive Plan	39	206	—	—	39	206

Issued and outstanding at September 30, 2006	49,038	$319,015	58,466	$394,094	107,504	$713,109

  (b)
  Long-Term Incentive Plan

    The Company's Long-term Incentive Plan (the "Plan") adopted in 2000 allows for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to directors, officers, employees, consultants, independent contractors and agents. A maximum of 7.6 million shares of Class A Subordinate Voting Stock remain available to be issued under the Plan, of which 6.3 million are available for issuance pursuant to stock options and tandem stock appreciation rights and 1.3 million are available for issuance pursuant to any other type of award under the Plan.

    During 2005, the Company introduced an incentive compensation program for certain officers and key employees, which will award performance shares of Class A Subordinate Voting Stock under the Plan. The number of shares of Class A Subordinate Voting Stock underlying the performance share awards is based either on a percentage of a guaranteed bonus or a percentage of total 2005 compensation divided by the market value of the Class A Subordinate Voting Stock on the date the program was approved by the Compensation Committee of the Board of Directors. These performance shares vested over a six or eight month period to December 31, 2005 and are distributable, subject to certain conditions, in two equal installments. The first distribution occurred prior to March 31, 2006 and the second distribution is to occur on or about March 31, 2007. During the year ended December 31, 2005, 201,863 performance share awards were granted under the Plan with a weighted average grant-date market value of either U.S. $6.26 or Cdn. $7.61 per share. At December 31, 2005, there were 199,471 performance share awards vested with an average grant-date market value of either U.S. $6.26 or Cdn. $7.61 per share and no non-vested performance share awards. During the nine months ended September 30, 2006, 115,408 of these vested performance share awards were issued with a stated value of $0.7 million. Accordingly, there are 84,063 vested performance shares remaining to be issued under this 2005 incentive compensation arrangement.

    For 2006, the Company continued the incentive compensation program as described in the immediately preceding paragraph. The program is similar in all respects except that the 2006 performance shares will vest over a 12 month period to December 31, 2006 and will be distributed, subject to certain conditions on or about March 31, 2007. In the nine months ended September 30, 2006, 161,099 performance share awards were granted under the Plan with a weighted average grant-date market value of either U.S. $6.80 or Cdn. $7.63 per share, 1,616 performance share awards were issued and 12,490 performance share awards were forfeited. As at September 30, 2006, there were 112,106 performance share awards vested with an average grant-date market value of either U.S. $6.80 or Cdn. $7.63 per share and there were 34,887 non-vested performance share awards with an average grant-date market value of either U.S. $6.80 or Cdn. $7.63 per share. The compensation expense related to these performance shares was approximately $0.2 million and $0.8 million for the three and nine months ended September 30, 2006, respectively. As at September 30, 2006, the total unrecognized compensation expense related to these performance shares is $0.2 million, which is expected to be recognized into expense over the remaining period to December 31, 2006.

    In the nine months ended September 30, 2006, 25,896 shares with a stated value of $0.2 million (for the nine months ended September 30, 2005, 14,175 shares with a stated value of $0.1 million) were issued to Company directors in payment of services rendered.

    The Company grants stock options to certain directors, officers, key employees and consultants to purchase shares of the Company's Class A Subordinate Voting Stock. All of such stock options give the grantee the right to purchase Class A Subordinate Voting Stock of the Company at a price no less than the fair market value of such stock at the date of grant. Generally, stock options under the Plan vest over a period of two to six years from the date of grant at rates of 1/7th to 1/3rd per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation upon the occurrence of certain events specified in the stock option agreements entered into by the Company with each recipient of options.

    Information with respect to shares under option at September 30, 2006 and 2005 is as follows (number of shares subject to option in the following tables are expressed in whole numbers and have not been rounded to the nearest thousand):

	Shares Subject to Option		Weighted Average Exercise Price
	2006	2005	2006	2005
Balance at January 1	4,827,500	4,500,500	$6.14	$6.18
Granted	—	490,000	—	6.40
Exercised	—	—	—	—
Forfeited and expired(i)	—	(145,000)	—	6.76

Balance at March 31	4,827,500	4,845,500	$6.14	$6.19
Granted	—	155,000	—	6.70
Exercised	—	—	—	—
Forfeited and expired(i)	(64,000)	(88,000)	6.80	7.32

Balance at June 30	4,763,500	4,912,500	$6.13	$6.18
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited and expired(i)	—	(150,000)	—	8.08

Balance at September 30	4,763,500	4,762,500	$6.13	$6.12

(i)
For the three and nine months ended September 30, 2006 and 2005, options forfeited were primarily as a result of employment contracts being terminated and voluntary employee resignations. No options that were forfeited for the three and nine months ended September 30, 2006 and 2005 were subsequently reissued.

	Options Outstanding		Options Exercisable
	2006	2005	2006	2005
Number	4,763,500	4,762,500	4,279,700	4,038,715
Weighted average exercise price	$6.13	$6.12	$6.08	$6.05
Weighted average remaining contractual life (years)	4.3	5.3	3.9	4.7

    At September 30, 2006, the 4,763,500 stock options outstanding had exercise prices ranging from $3.91 to $7.24 per share.

    During the three and nine months ended September 30, 2006, no stock options were granted (for the three months ended September 30, 2005 — no options were granted; for the nine months ended September 30, 2005 — 645,000 options were granted with a weighted-average fair value of $2.90 per option). The fair value of stock option grants is estimated at the date of grant using the Black-Scholes option valuation model with the following assumptions:

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Risk free interest rates	N/A	N/A	N/A	3.9%
Dividend yields	N/A	N/A	N/A	—
Volatility factor of expected market price of Class A Subordinate Voting Stock	N/A	N/A	N/A	0.549
Weighted average expected life (years)	N/A	N/A	N/A	4.00

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's stock options.

    The compensation expense recognized for the three and nine months ended September 30, 2006 related to stock options was approximately $0.1 million and $1.2 million, respectively (for the three and nine months ended September 30, 2005 — nil). As at September 30, 2006, the total unrecognized compensation expense related to stock options is $0.5 million, which is expected to be recognized into expense over a period of 3.25 years.

    For the three and nine months ended September 30, 2006, the Company recognized total compensation expense of $0.4 million and $2.1 million, respectively (for the three and nine months ended September 30, 2005 — $0.7 million and $0.9 million, respectively) relating to performance share awards, director compensation and stock options under the Plan.

  (c)
  Maximum Shares

    The following table (number of shares have been rounded to the nearest thousand) presents the maximum number of shares of Class A Subordinate Voting Stock and Class B Stock that would be outstanding if all of the outstanding options, convertible subordinated notes and performance shares issued and outstanding as at September 30, 2006 were exercised or converted:

Number of Shares
Class A Subordinate Voting Stock outstanding	49,038
Class B Stock outstanding	58,466
Options to purchase Class A Subordinate Voting Stock	4,764
8.55% Convertible Subordinated Notes, convertible at $7.05 per share	21,276
7.25% Convertible Subordinated Notes, convertible at $8.50 per share	8,824
Performance share awards of Class A Subordinate Voting Stock	231

142,599

10.   LOSS PER SHARE

  The following is a reconciliation of the numerator and denominator of the basic and diluted earnings (loss) per share computations (in thousands, except per share amounts):

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
	Basic and Diluted	Basic and Diluted	Basic and Diluted	Basic and Diluted
Net loss from continuing operations	$(48,236)	$(43,389)	$(74,010)	$(66,233)
Net income (loss) from discontinued operations	(2,506)	8,853	(858)	673

Net loss	(50,742)	(34,536)	(74,868)	(65,560)
Interest, net of related tax on convertible subordinated notes	—	—	—	—

	$(50,742)	$(34,536)	$(74,868)	$(65,560)

Weighted average shares outstanding:
Class A Subordinate Voting Stock	49,032	48,893	48,979	48,889
Class B Stock	58,466	58,466	58,466	58,466

	107,498	107,359	107,445	107,355

Earnings (loss) per share:
Continuing operations	$(0.45)	$(0.40)	$(0.69)	$(0.62)
Discontinued operations	(0.02)	0.08	(0.01)	0.01

Loss per share	$(0.47)	$(0.32)	$(0.70)	$(0.61)

  As a result of the net loss for the three and nine months ended September 30, 2006, options to purchase 4,763,500 shares, notes convertible into 30,100,124 shares and 231,056 performance share awards have been excluded from the computation of diluted loss per share since the effect is anti-dilutive.

  As a result of the net loss for the three and nine months ended September 30, 2005, options to purchase 4,762,500 shares, notes convertible into 30,100,124 shares and 210,122 performance share awards have been excluded from the computation of diluted loss per share since the effect is anti-dilutive.

11.   TRANSACTIONS WITH RELATED PARTIES

  (a)
  The Company's indebtedness and long-term debt due to parent consists of the following:

	September 30, 2006	December 31, 2005
Bridge loan facility, including accrued interest and commitment fees payable of $0.2 million (December 31, 2005 — $0.6 million)(i)	$99,536	$72,060
Gulfstream Park project financing-Tranche 1, including long-term accrued interest payable of $13.1 million (December 31, 2005 — $3.7 million) (ii)	127,800	93,646
Gulfstream Park project financing-Tranche 2, including long-term accrued interest payable of $0.1 million (December 31, 2005 — nil) (iii)	6,508	—
Remington Park project financing, including long-term accrued interest payable of $0.4 million (December 31, 2005 — $0.3 million) (iv)	31,117	19,854

	$264,961	$185,560
Less: due within one year	(100,638)	(72,060)

	$164,323	$113,500

    (i)
    Bridge Loan Facility

    In July 2005, a subsidiary of the Company's parent company, MID, provided to the Company a non-revolving bridge loan facility of up to $100.0 million. As at September 30, 2006, as a result of advances being made under three separate tranches since July 22, 2005, a total of $100.0 million was drawn under this facility. An arrangement fee of $1.0 million was paid on closing, a second arrangement fee of $0.5 million was paid when the second tranche was made available to the Company and an additional arrangement fee of $0.5 million was paid when the third tranche was made available to the Company. On July 26, 2006, the Company amended and extended its bridge loan facility with MID and the bridge loan maturity date was extended from August 31, 2006 to December 5, 2006. In connection with the amendments on July 26, 2006, there was an extension fee of $0.5 million (0.5% of the amount of the bridge loan) and an additional fee of $0.5 million is to be paid if a deadline related to the sale of The Meadows is not met. At the time of the July 26, 2006 amendment, it was expected that the applicable deadline would occur on or about November 6, 2006. Due to the fact that The Meadows related deadline was achieved earlier than had been expected, the due date for the additional fee is now November 3, 2006. In the event the sale of The Meadows is not completed by November 7, 2006, the interest rate for all outstanding and future amounts under the bridge loan will be increased by 250 basis points per annum and the bridge loan default provisions would also apply. There is a commitment fee of 1.0% per year on the undrawn portion of the $100.0 million maximum amount of the loan commitment, payable quarterly in arrears. At the Company's option, the loan bears interest either at: (1) floating rate, with annual interest equal to the greater of (a) U.S. Base Rate, as announced from time to time, plus 5.5% and (b) 9.0% (with interest in each case payable monthly in arrears); or (2) fixed rate, with annual interest equal to the greater of: (a) LIBOR plus 6.5% and (b) 9.0%, subject to certain conditions. The overall weighted average interest rate on the advances under the bridge loan at September 30, 2006 was 11.8% (December 31, 2005 — 10.9%). The bridge loan may be repaid at any time, in whole or in part, without penalty. The bridge loan requires that the net proceeds of any equity offering by the Company be used to reduce outstanding indebtedness under the bridge loan, subject to specified amounts required to be paid to reduce other indebtedness. Also, subject to specified exceptions, the proceeds of any debt offering or asset sale must be used to reduce outstanding indebtedness under the bridge loan or other specified indebtedness. The bridge loan is secured by substantially all of the assets of the Company and guaranteed by certain subsidiaries of the Company. The guarantees are secured by first ranking security over the lands owned by The Meadows (ahead of the Gulfstream Park project financing as described in Note 11(a)(ii) and (iii) below), second ranking security over the lands owned by Golden Gate Fields (behind an existing third party lender) and third ranking security over the lands owned by Santa Anita Park (behind existing third party lenders). In addition, the Company has pledged the shares and licenses of certain subsidiaries (or provided negative pledges where a pledge is not available due to regulatory constraints or due to a prior pledge to an existing third party lender). As security for the loan, the Company has also assigned all inter-company loans made between the Company and its subsidiaries and all insurance proceeds to the lender, and taken out title insurance for all real property subject to registered security. The bridge loan is cross-defaulted to all other obligations of the Company and its subsidiaries to the lender and to the Company's other principal indebtedness. The security over the lands owned by The Meadows has the same rank in priority as to the same types of security provided for in the loan related to the reconstruction of facilities at Gulfstream Park.

    On September 29, 2006, the Company amended the bridge loan with MID. The maximum permitted borrowings under the bridge loan have been increased by $19.0 million to a total of $119.0 million and it is expected that further advances would be taken during the fourth quarter of 2006. The maturity date remains unchanged as December 5, 2006. An arrangement fee of $0.2 million in connection with these amendments to the bridge loan was payable to MID.

    During the nine months ended September 30, 2006, $25.9 million was advanced on this bridge loan, such that at September 30, 2006, $100.0 million was outstanding under the bridge loan and $19.0 million was unused and available. Net loan origination expenses of $0.7 million have been recorded as a reduction of the outstanding bridge loan balance. The bridge loan balance is being accreted to its face value over the term to maturity. In addition, during the nine months ended September 30, 2006, $8.0 million of commitment fees and interest expense were incurred related to the bridge loan, of which $0.2 million was outstanding as at September 30, 2006.

    The Company and MID amended the bridge loan agreement to provide that (i) the Company place $13.0 million from the Flamboro Downs sale proceeds, and such additional amounts as necessary to ensure that future Gulfstream Park construction costs can be funded, into escrow with MID, (ii) MID waive its negative pledge over the Company's land in Ocala, Florida, (iii) Gulfstream Park enter into a definitive agreement with BE&K, Inc., for debt financing of $13.5 million to be used to pay for construction costs for the Gulfstream Park construction project (refer to Note 8), (iv) the Company agreed to use commercially reasonable efforts to sell certain assets and use the proceeds of such sales to pay down the bridge loan, and (v) in the event that the Company did not enter into definitive agreements prior to December 1, 2005 to sell The Meadows or repay the full balance of the bridge loan by January 15, 2006, MID would be granted mortgages on certain additional properties owned by the Company. Upon the closing of the sale of The Meadows, the Company would also be required to put into escrow with MID, the amount required to pre-pay the loan from BE&K, Inc. On February 9, 2006, the bridge loan was further amended such that certain subsidiaries of the Company were added as guarantors of the bridge loan. The guarantees are secured by charges over the lands commonly known as San Luis Rey Downs in California, Dixon Downs in California, Palm Meadows Residential in Florida, the New York lands in New York and the Thistledown lands in Ohio, and by pledges of the shares of certain subsidiaries.

    As at September 30, 2006, $7.1 million of the funds the Company placed into escrow with MID remains in escrow, which is included in accounts receivable on the unaudited consolidated balance sheets.

    In accordance with the terms of the senior secured revolving credit facility and the bridge loan agreement, the Company was required to use the net proceeds from the sale of Flamboro Downs to pay down the principal amount owing under the two loans in equal portions. However, both MID and the lender under the senior secured revolving credit facility agreed to mutually waive this repayment requirement, subject to certain other amendments, including provisions for repayment upon closing of certain future asset sales.

    (ii)
    Gulfstream Park Project Financing — Tranche 1

    In December 2004, certain of the Company's subsidiaries entered into a $115.0 million project financing arrangement with a subsidiary of MID for the reconstruction of facilities at Gulfstream Park. This project financing arrangement was amended on July 22, 2005 in connection with the Remington Park loan as described in note 11(a)(iv) below. The project financing is made by way of progress draw advances to fund reconstruction. The loan has a ten-year term from the completion date of the reconstruction project, which was February 1, 2006. Prior to the completion date, amounts outstanding under the loan bore interest at a floating rate equal to 2.55% per annum above MID's notional cost of borrowing under its floating rate credit facility, compounded monthly. After the completion date, amounts outstanding under the loan bear interest at a fixed rate of 10.5% per annum, compounded semi-annually. Prior to January 1, 2007, payment of interest will be deferred. Commencing January 1, 2007, the Company will make monthly blended payments of principal and interest based on a 25-year amortization period commencing on the completion date. The loan contains cross-guarantee, cross-default and cross-collateralization provisions. The loan is guaranteed by the entities owning and operating The Meadows and the Company's subsidiaries that own and operate Remington Park and the Palm Meadows training center and is collateralized principally by security over the lands forming part of the operations at Gulfstream Park, Remington Park, Palm Meadows and The Meadows and over all other assets of Gulfstream Park, Remington Park, Palm Meadows and The Meadows, excluding licenses and permits. The security over the lands owned by The Meadows may be subordinated to new third party financings of up to U.S. $200.0 million for the redevelopment of The Meadows. During the nine months ended September 30, 2006, $24.8 million was advanced and $9.4 million of interest was accrued on this loan, such that at September 30, 2006, $131.3 million was outstanding under the Gulfstream Park loan, including $13.1 million of accrued interest. Net loan origination expenses of $3.5 million have been recorded as a reduction of the outstanding loan balance. The loan balance is being accreted to its face value over the term to maturity.

    (iii)
    Gulfstream Park Project Financing — Tranche 2

    On July 26, 2006, certain of the Company's subsidiaries that own and operate Gulfstream Park entered into an amending agreement relating to the existing Gulfstream Park project financing arrangement with a subsidiary of MID by adding a new tranche of $25.8 million, plus lender costs and capitalized interest, to fund the design and construction of a slots facility to be located in the existing Gulfstream Park clubhouse building, as well as related capital expenditures and start-up costs, including the acquisition and installation of 500 slot machines.

    The new Gulfstream Park financing has a five-year term and, consistent with the existing Gulfstream Park facility, bears interest at a fixed rate of 10.5% per annum, compounded semi-annually. Prior to January 1, 2007, interest on the new tranche will be capitalized. Beginning January 1, 2007, the new tranche provides for blended payments of principal and interest based on a 25-year amortization period commencing on that date. Advances related to the slot facility will be made available by way of progress draw advances and there will be no prepayment penalty associated with the new tranche. The Gulfstream Park project financing facility will be further amended to introduce a mandatory annual cash flow sweep of not less than 75% of Gulfstream Park's total excess cash flow, after permitted capital expenditures and debt service, to be used to repay the additional principal amount being made available under the new tranche. A lender fee of $0.3 million (1% of the amount of the new tranche) was added to the principal amount of the loan as consideration for the amendments. During the nine months ended September 30, 2006, $6.8 million was advanced and $0.1 million of interest was accrued on this loan, such that at September 30, 2006, $7.1 million was outstanding under this tranche, including $0.1 million of accrued interest. Net loan origination expenses of $0.6 million have been recorded as a reduction of the outstanding loan balance. The loan balance is being accreted to its face value over the term to maturity.

    (iv)
    Remington Park Project Financing

    In July 2005, the Company's subsidiary that owns and operates Remington Park entered into a $34.2 million project financing arrangement with a subsidiary of MID for the build-out of the casino facility at Remington Park. Advances under the loan were made by way of progress draw advances to fund the capital expenditures relating to the development, design and construction of the casino facility, including the purchase and installation of electronic gaming machines. The loan has a ten-year term from the completion date of the reconstruction project, which was November 28, 2005. Prior to the completion date, amounts outstanding under the loan bore interest at a floating rate equal to 2.55% per annum above MID's notional cost of LIBOR borrowing under its floating rate credit facility, compounded monthly. After the completion date, amounts outstanding under the loan bear interest at a fixed rate of 10.5% per annum, compounded semi-annually. Prior to January 1, 2007, payment of interest will be deferred. Commencing January 1, 2007, the Company will make monthly blended payments of principal and interest based on a 25-year amortization period commencing on the completion date. Certain cash from the operations of Remington Park must be used to pay deferred interest on the loan plus a portion of the principal under the loan equal to the deferred interest on the Gulfstream Park construction loan. The loan is secured by all assets of Remington Park, excluding licenses and permits. The loan is also secured by a charge over the lands owned by Gulfstream Park and a charge over the Palm Meadows training center and contains cross-guarantee, cross-default and cross-collateralization provisions. During the nine months ended September 30, 2006, $12.4 million was advanced, $2.3 million of interest was accrued and $3.4 million was repaid on this loan, such that at September 30, 2006, $32.4 million was outstanding under the Remington Park loan, including $0.4 million of accrued interest. Net loan origination expenses of $1.3 million have been recorded as a reduction of the outstanding loan balance. The loan balance is being accreted to its face value over the term to maturity.

  (b)
  A subsidiary of the Company has an option agreement with MID to acquire 100% of the shares of the MID subsidiary that owns land in Romulus, Michigan, which was scheduled to expire on September 5, 2006 but has been extended until November 6, 2006. If the Company is unable to renew this option arrangement with MID upon its expiry, then the Company may incur a write-down of the costs that have been incurred with respect to entitlements on this property and in pursuit of a racing license. At September 30, 2006, the Company has incurred approximately $2.9 million of costs related to this property and in pursuit of the license.

  (c)
  On March 31, 2006, the Company sold a non-core real estate property located in the United States to Magna for total proceeds of $5.6 million, net of transaction costs. The gain on sale of the property of approximately $2.9 million, net of tax, is reported as a contribution of equity. In accordance with the terms of the senior secured revolving credit facility, the Company used the net proceeds from this transaction to repay principal amounts outstanding under this credit facility.

  (d)
  On August 25, 2006, a wholly-owned subsidiary of the Company completed the sale of the Magna Golf Club located in Aurora, Ontario to Magna (refer to note 5(a)) for cash consideration of Cdn. $51.8 million (U.S. $46.4 million), net of transaction costs, subject to various closing adjustments. The Company recognized an impairment loss of $1.2 million at the date of disposition equal to the excess of the Company's carrying value of the assets disposed over their fair values at the date of disposition. A subsidiary of MID received a fee of Cdn. $0.2 million (1% of the net sale proceeds) as consideration for waiving repayment rights under the bridge loan agreement with MID.

12.   COMMITMENTS AND CONTINGENCIES

  (a)
  The Company generates a substantial amount of its revenues from wagering activities and, therefore, it is subject to the risks inherent in the ownership and operation of a racetrack. These include, among others, the risks normally associated with changes in the general economic climate, trends in the gaming industry, including competition from other gaming institutions and state lottery commissions, and changes in tax laws and gaming laws.

  (b)
  In the ordinary course of business activities, the Company may be contingently liable for litigation and claims with, among others, customers, suppliers and former employees. Management believes that adequate provisions have been recorded in the accounts where required. Although it is not possible to accurately estimate the extent of potential costs and losses, if any, management believes, but can provide no assurance, that the ultimate resolution of such contingencies would not have a material adverse effect on the financial position of the Company.

  (c)
  The Company has letters of credit issued with various financial institutions of $2.0 million to guarantee various construction projects related to activity of the Company. These letters of credit are secured by cash deposits of the Company. The Company also has letters of credit issued under its senior secured revolving credit facility of $23.5 million.

  (d)
  The Company has provided indemnities related to surety bonds and letters of credit issued in the process of obtaining licenses and permits at certain racetracks and to guarantee various construction projects related to activity of its subsidiaries. At September 30, 2006, these indemnities amounted to $7.1 million with expiration dates through 2007.

  (e)
  Contractual commitments outstanding at September 30, 2006, which related to construction and development projects, amounted to approximately $8.9 million.

  (f)
  In October 2003, the Company signed a Letter of Intent to explore the possibility of a joint venture between Forest City Enterprises, Inc. ("Forest City") and various affiliates of the Company, anticipating the development of a portion of the Gulfstream Park racetrack property. Forest City has paid $2.0 million to the Company in consideration for its right to work exclusively with the Company on this project. This deposit has been included in other accrued liabilities on the Company's consolidated balance sheets. In May 2005, a Limited Liability Company Agreement was entered into with Forest City concerning the planned development of "The Village at Gulfstream Park™". That agreement contemplates the development of a mixed-use project consisting of residential units, parking, restaurants, hotels, entertainment, retail outlets and other commercial use projects on a portion of the Gulfstream Park property. Forest City is required to contribute up to a maximum of $15.0 million as an initial capital contribution. The $2.0 million deposit received to date from Forest City shall constitute the final $2.0 million of the initial capital contribution. The Company is obligated to contribute 50% of any and all equity amounts in excess of $15.0 million as and when needed, however, to September 30, 2006, the Company has not made any such contributions. In the event the development does not proceed, the Company may have an obligation to fund a portion of those pre-development costs incurred to that point in time. As at September 30, 2006, approximately $12.2 million of costs have been incurred by The Village at Gulfstream Park, LLC, which have been funded entirely by Forest City. The Limited Liability Company Agreement also contemplates additional agreements, including a ground lease, a reciprocal easement agreement, a development agreement, a leasing agreement and a management agreement to be executed in due course and upon satisfaction of certain conditions.

  (g)
  In April 2004, the Company signed a Letter of Intent to explore the possibility of joint ventures between Caruso Affiliated and certain affiliates of the Company to develop certain undeveloped lands surrounding Santa Anita Park and Golden Gate Fields racetracks. Upon execution of this Letter of Intent, the Company agreed to fund 50% of approved pre-development costs in accordance with a preliminary business plan for each of these projects, with the goal of entering into operating agreements. As at September 30, 2006, the Company has expended approximately $5.2 million on this initiative, of which $3.4 million was paid during the nine months ended September 30, 2006. These amounts have been recorded as fixed assets on the Company's consolidated balance sheets. Under the terms of the Letter of Intent, the Company may be responsible to fund additional costs, however to September 30, 2006, the Company has not made any such payments. On September 28, 2006, certain of the Company's affiliates entered into definitive operating agreements with certain Caruso Affiliated affiliates regarding the proposed development of approximately 51 acres of undeveloped lands surrounding Santa Anita Park. This development project contemplates a mixed-use development with approximately 800,000 square feet of retail, entertainment and restaurants as well as 4,000 parking spaces.

  (h)
  A subsidiary of the Company participates in a multi-employer defined benefit pension plan for which the pension plan's total vested liabilities exceed its assets. Based on allocation information provided by the plan, the portion of the estimated unfunded liability for vested benefits attributable to the Company's subsidiary is approximately $3.7 million. Under specific circumstances, a "withdrawal liability" may be triggered by certain actions, which includes withdrawal from the pension plan. The Company does not have any present intention to withdraw from the pension plan.

13.   SEGMENT INFORMATION

  Operating Segments

  The Company's reportable segments reflect how the Company is organized and managed by senior management, including its President and Chief Executive Officer. The Company has two principal operating segments: racing and gaming operations and real estate and other operations. The racing and gaming segment has been further segmented to reflect geographical and other operations as follows: (1) California operations include Santa Anita Park, Golden Gate Fields and San Luis Rey Downs; (2) Florida operations include

  Gulfstream Park and the Palm Meadows training center; (3) Maryland operations include Laurel Park, Pimlico Race Course, Bowie Training Center and the Maryland OTB network; (4) Southern United States operations include Lone Star Park, Remington Park's racing and gaming operations and its OTB network; (5) Northern United States operations include The Meadows and its OTB network, Thistledown, Great Lakes Downs, Portland Meadows and the Oregon OTB network and the North American production facility for StreuFex™; (6) European operations include Magna Racino™, MagnaBet™, RaceONTV™ and the European production facility for StreuFex™; and (7) Technology operations include XpressBet®, HorseRacing TV™ and AmTote. The Corporate and other segment includes costs related to the Company's corporate head office, cash and other corporate office assets and investments in racing related real estate held for development. Eliminations reflect the elimination of revenues between business units. The real estate and other operations segment includes the operation of a golf course and related facilities and other real estate holdings including residential housing developments.

  The Company, including its President and Chief Executive Officer, uses revenues and earnings (loss) before interest, income taxes, depreciation and amortization ("EBITDA") as key performance measures of results of operations for purposes of evaluating operating and financial performance internally. Management believes that the use of these measures enables management and investors to evaluate and compare, from period to period, operating and financial performance of companies within the horse racing industry in a meaningful and consistent manner as EBITDA eliminates the effects of financing and capital structures, which vary between companies. Because the Company uses EBITDA as a key measure of financial performance, the Company is required by U.S. GAAP to provide the information in this note concerning EBITDA. However, these measures should not be considered as an alternative to, or more meaningful than, net income (loss) as a measure of the Company's operating results or cash flows, or as a measure of liquidity.

  The accounting policies of each segment are the same as those described in the "Summary of Significant Accounting Policies" section of the Company's annual report on Form 10-K for the year ended December 31, 2005.

  The following summary presents key information about reported segments for the three and nine months ended September 30, 2006 and 2005:

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Revenues
California operations	$21,116	$7,968	$182,223	$155,900
Florida operations	254	181	78,921	72,771
Maryland operations	19,136	17,950	90,871	84,321
Southern U.S. operations	32,048	17,587	107,698	66,372
Northern U.S. operations	22,763	24,339	69,532	70,837
European operations	4,123	3,183	11,436	8,138
Technology operations	12,389	5,429	32,424	25,721

	111,829	76,637	573,105	484,060
Corporate and other	34	28	118	112
Eliminations	(552)	(456)	(7,695)	(7,117)

Total racing and gaming operations	111,311	76,209	565,528	477,055

Golf and other	2,365	2,603	7,975	9,411

Total real estate and other operations	2,365	2,603	7,975	9,411

Total revenues	$113,676	$78,812	$573,503	$486,466

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Earnings (loss) before interest, income taxes, depreciation and amortization ("EBITDA")
California operations	$(2,403)	$(5,702)	$20,285	$12,251
Florida operations	(4,317)	(3,461)	6,109	3,274
Maryland operations	(1,792)	(1,764)	8,147	7,207
Southern U.S. operations	2,281	(1,096)	11,798	3,682
Northern U.S. operations	(569)	1,124	(855)	200
European operations	(2,628)	(4,539)	(9,430)	(14,448)
Technology operations	(2,528)	(2,253)	(4,075)	(1,854)

	(11,956)	(17,691)	31,979	10,312
Corporate and other	(5,648)	(5,917)	(20,882)	(17,494)
Predevelopment, pre-opening and other costs	(4,324)	(3,465)	(7,418)	(9,294)

Total racing and gaming operations	(21,928)	(27,073)	3,679	(16,476)

Golf and other	850	380	1,697	2,342

Total real estate and other operations	850	380	1,697	2,342

Total EBITDA	$(21,078)	$(26,693)	$5,376	$(14,134)

	September 30, 2006	December 31, 2005
Total Assets
California operations	$282,211	$295,066
Florida operations	341,439	303,069
Maryland operations	176,531	178,022
Southern U.S. operations	145,358	140,786
Northern U.S. operations	38,682	40,307
European operations	136,537	132,921
Technology operations	43,366	17,298

	1,164,124	1,107,469
Corporate and other	97,035	108,015

Total racing and gaming operations	1,261,159	1,215,484

Non-Core Real Estate	—	2,500
Golf and other	52,445	52,958

Total real estate and other operations	52,445	55,458

Total assets from continuing operations	1,313,604	1,270,942
Total assets held for sale	79,538	79,312
Total assets from discontinued operations	—	64,390

Total assets	$1,393,142	$1,414,644

  Reconciliation of EBITDA to Net Loss

	Three months ended September 30, 2006
	Racing and Gaming Operations	Real Estate and Other Operations	Total
EBITDA (loss) from continuing operations	$(21,928)	$850	$(21,078)
Interest expense, net	16,462	114	16,576
Depreciation and amortization	11,246	326	11,572

Income (loss) from continuing operations before income taxes	$(49,636)	$410	(49,226)
Income tax benefit			(990)

Net loss from continuing operations			(48,236)
Net loss from discontinued operations			(2,506)

Net loss			$(50,742)

	Three months ended September 30, 2005
	Racing and Gaming Operations	Real Estate and Other Operations	Total
EBITDA (loss) from continuing operations	$(27,073)	$380	$(26,693)
Interest expense (income), net	8,553	(21)	8,532
Depreciation and amortization	9,167	333	9,500

Income (loss) from continuing operations before income taxes	$(44,793)	$68	(44,725)
Income tax benefit			(1,336)

Net loss from continuing operations			(43,389)
Net income from discontinued operations			8,853

Net loss			$(34,536)

	Nine months ended September 30, 2006
	Racing and Gaming Operations	Real Estate and Other Operations	Total
EBITDA from continuing operations	$3,679	$1,697	$5,376
Interest expense, net	45,660	329	45,989
Depreciation and amortization	31,221	944	32,165

Income (loss) from continuing operations before income taxes	$(73,202)	$424	(72,778)
Income tax expense			1,232

Net loss from continuing operations			(74,010)
Net loss from discontinued operations			(858)

Net loss			$(74,868)

	Nine months ended September 30, 2005
	Racing and Gaming Operations	Real Estate and Other Operations	Total
EBITDA (loss) from continuing operations	$(16,476)	$2,342	$(14,134)
Interest expense (income), net	23,367	(100)	23,267
Depreciation and amortization	26,941	1,042	27,983

Income (loss) from continuing operations before income taxes	$(66,784)	$1,400	(65,384)
Income tax expense			849

Net loss from continuing operations			(66,233)
Net income from discontinued operations			673

Net loss			$(65,560)

14.   SUBSEQUENT EVENT

  On November 1, 2006, a wholly-owned subsidiary of the Company sold its interest in the entity that owns and operates the Fontana Golf Club located in Oberwaltersdorf, Austria to a subsidiary of Magna for a sale value of Euros 30.0 million (U.S.$38.3 million). The Company will receive cash proceeds of approximately Euros 13.2 million (U.S.$16.9 million) and approximately Euros 16.8 million (U.S.$21.4 million) of debt has been assumed by Magna. In addition, a subsidiary of MID will receive from the Company a fee of 1% of the net sale proceeds as consideration for waiving repayment rights under the bridge loan facility with MID.

QuickLinks

MAGNA ENTERTAINMENT CORP. ANNOUNCES RESULTS FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2006
MAGNA ENTERTAINMENT CORP. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited) (U.S. dollars in thousands, except per share figures)
MAGNA ENTERTAINMENT CORP. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (U.S. dollars in thousands)
MAGNA ENTERTAINMENT CORP. CONSOLIDATED BALANCE SHEETS (REFER TO NOTE 1 — GOING CONCERN) (Unaudited) (U.S. dollars and share amounts in thousands)